SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 20, 2009

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 3 - Securities and Trading Markets

Item 3.02 - Unregistered Sale of Equity Securities.

On August 20, 2009, we completed an exchange offer with the holders of our revolving credit notes, through which we issued 1,989,515 common shares and warrants to purchase 100,482 common shares in exchange for notes in the aggregate principal amount of $3,349,259.  We also paid interest in the aggregate amount of $294,351 on the notes tendered in the exchange offer.  The revolving credit notes were held by lenders under our Revolving Line of Credit Agreement.

The warrants issued in the exchange offer are exercisable at a price of $2.00 per share, subject to adjustment under the terms of a Warrant Agreement governing the warrants, and will expire at 5:00 p.m. EST on October 31, 2010.

Revolving credit notes in the amount of $150,000 remain outstanding and will be payable with accrued interest upon maturity on December 1, 2009 unless converted into equity by the note holder per the terms of the Revolving Line of Credit Agreement.  We have no other outstanding indebtedness other than accounts payable and similar contractual obligations arising in the ordinary course of business.

The common shares and warrants were offered and sold in the exchange offer in reliance upon an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated August 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: August 24, 2009	By /s/ Steven A. Seinberg
Chief Financial Officer

Exhibit Number	Description

99.1	Press Release Dated August 24, 2009